Biosafe Laboratories, Inc. Lab123, Inc.

June 6, 2007

Rob Radovich
Marcum & Kliegman
655 Third Avenue
16th Floor
New York City, NY 10017

Dear Mr. Radovich:

This letter is to confirm that for the year ended 12/31/2006 and for the time period ending December 31, 2012, the royalty payment of 8% of gross Lab123 sales that is required (by the License Agreement dated September 6, 2006) to be paid to Biosafe Laboratories, Inc. is rescinded and no royalty payment is due by Lab123, Inc. This rescission is dependent on one condition:

Lab123, Inc. must purchase its supply of Biosafe products from Biosafe Laboratories, Inc. and may not outsource the production of these products to third parties or produce these Biosafe products internally within Lab123, Inc.

Agreed upon:

Robert C. Trumpy, CFO
Biosafe Laboratories, Inc.

Ernest R. Azua, Executive Vice President
Lab123, Inc.